                                                                      EXHIBIT 21

    The Company's subsidiaries are:


                                 Effective
                                 Percentage
Name of Subsidiary               Ownership       Place of Incorporation
------------------               -----------     ----------------------

CHINA BEARING                    100%            Bermuda
HOLDINGS LIMITED

CHINA INTERNATIONAL              100%            Hong Kong
BEARING HOLDINGS LIMITED

HARBIN SUNBASE                   99%             People's Republic of China
DEVELOPMENT COMPANY
LIMITED

HARBIN XINHENGLI                 99.9%           People's Republic of China
DEVELOPMENT
COMPANY LIMITED

HARBIN BEARING                   51.43%          People's Republic of China
COMPANY LIMITED

SMITH ACQUISITION COMPANY,       100%            California
INC. dba SOUTHWEST PRODUCTS
COMPANY

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